Exhibit 10.8

The Dow Chemical Company
Elective Deferral Plan
(Pre-2005)
Restated and Effective as of April 1, 2019

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3.03	Decisions of Administrators	9
3.04	Indemnification of Administrators	9
3.05	Claim Procedure	9
3.06	Commencement of Legal Action	10
3.07	Forum Selection	11
ARTICLE IV PARTICIPATION		12
4.01	Participation	12
4.02	Contents of Participation Agreement	12
4.03	Modification or Revocation of Election by Participant	12
ARTICLE V DEFERRED COMPENSATION		13
5.01	Elective Deferred Compensation	13
5.02	Vesting of Deferral Account	13
ARTICLE VI MAINTENANCE AND INVESTMENT OF ACCOUNTS		14
6.01	Maintenance of Accounts	14
6.02	Hypothetical Investment Benchmarks	14
6.03	Statement of Accounts	16
ARTICLE VII BENEFITS		17
7.01	Time and Form of Payment	17
7.02	Changing Form of Benefit	17
7.03	Matching Contribution	18
7.04	Retirement	18
7.05	Distributions after Specific Future Year	18
7.06	Pre-Retirement Survivor Benefit	19
7.07	Post-Retirement Survivor Benefit	19
7.08	Disability	19
7.09	Termination of Employment	20
7.10	Merger, Joint Venture or Sale of Business Exception	20
7.11	Hardship Withdrawal	21
7.12	Voluntary Early Withdrawal	21
7.13	Change of Control	22
7.14	Discretionary Company Contributions	22
7.15	Withholding of Taxes	23
ARTICLE VIII BENEFICIARY DESIGNATION		24
8.01	Beneficiary Designation	24
8.02	No Beneficiary Designation	24
ARTICLE IX AMENDMENT AND TERMINATION OF PLAN		25
9.01	Amendment	25
9.02	Company's Right to Terminate	25
ARTICLE X MISCELLANEOUS		26
10.01	Unfunded Plan	26
10.02	Nonassignability	26
10.03	Validity and Severability	26
10.04	Governing Law	27
10.05	Employment Status	27

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10.06	Underlying Incentive Plans and Programs	27
10.07	Severance	27
10.08	Successors of Dow Inc. and the Company	27
10.09	Waiver of Breach	27
10.10	Notice	27
10.11	Successor Titles of Positions	28
APPENDIX A: Hypothetical Investment Benchmarks		29

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ARTICLE I

PURPOSE AND EFFECTIVE DATE

Dow Inc. sponsors The Dow Chemical Company Elective Deferral Plan ("Plan") to aid The Dow Chemical Company and its subsidiaries in retaining and attracting executive employees by providing them with tax deferred savings opportunities. The Plan provides a select group of management and highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and therefore exempt from Parts 2, 3, and 4 of Title I of ERISA, of The Dow Chemical Company with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified Hypothetical Investment Benchmarks. The Plan shall be effective for deferral elections made hereunder on or after January 1, 2001. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the executive's retirement. Any reference to "plan document" with respect to this Plan is a reference to the document herein.

Effective December 15, 1994, The Dow Chemical Company originally adopted The Dow Chemical Company Elective Deferral Plan. Minor amendments were made to the Plan on December 11, 1997. On October 19, 2000 The Dow Chemical Company amended and restated the Plan, to be effective as of January 1, 2001, to read as set forth in this Plan document. Minor amendments to the restated Plan were made on December 11, 2000, September 10, 2001, October 4, 2001, September 9, 2002, December 2, 2002, February 3, 2003, April 7, 2003, July 7, 2003, August 4, 2003 and December 10, 2003. The Dow Chemical Company again restated the Plan on August 6, 2004, effective as of January 1, 2001, in order to clarify certain provisions of the Plan. Minor amendments to the restated Plan were made on October 7, 2004. Effective September 1, 2006 and January 1, 2007, The Dow Chemical Company amended the Plan to change the Hypothetical Investment Benchmarks. On January 1, 2010, minor amendments to the Plan were made via a Plan restatement to change the third party administrator of the Plan, to change the Hypothetical Investment Benchmarks, to clarify the valuation date used for the calculation of installment payments, and to eliminate the small balance distribution. On January 4, 2010, deferrals allocated to "The Dow Chemical Company Stock Index Fund" were converted to the "Dow Stock Fund". On January 27, 2010, the plan was amended via restatement to allow Participants with deferrals that occurred prior to January 1, 2001 to reallocate such deferrals to any of the Hypothetical Investment Benchmarks. On April 14, 2010, the Plan was amended and restated to make certain changes to the administrative provisions of the Plan. The Plan was amended through standalone amendments adopted on or after April 14, 2010 and on or before December 31, 2018.

The instant amended and restated Plan document is adopted effective as of the Spinoff Date, and is intended to, inter alia, reflect the establishment of Dow Inc. as the parent of The Dow Chemical Company and the Spinoff of Dow Inc. from the DowDuPont Inc. controlled group. For purposes of this restated Plan document, the "Spinoff" means the separation of Dow Inc. from DowDuPont Inc. by means of a pro rata distribution of all of the then-issued and outstanding shares of Common Stock to DowDuPont's stockholders and the "Spinoff Date" means April 1, 2019, the effective date of the Spinoff. Effective as of the Spinoff Date, Dow Inc. shall be the sponsor of the Plan with all the rights and obligations attendant thereto, and The Dow Chemical Company and other participating employers shall have the rights and obligations set forth herein and shall remain responsible for the contributions credited, and payments due, under the Plan.

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ARTICLE II

DEFINITIONS
For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.01     Administrator

"Administrator" means the person, group of persons, or entity designated by Dow Inc. in accordance with Section 3.02 as an Administrator. An individual or entity shall be an Administrator only with respect to those administrative powers or responsibilities assigned to such individual or entity pursuant to Section 3.02. For the avoidance of doubt, more than one individual may be designated as and serve as an Administrator at any given time. For purposes of Sections 3.01, 3.03 and 3.04, the Administrator shall also include the Appeals Administrator and the Initial Claims Reviewer.
2.02     Appeals Administrator

"Appeals Administrator" means the person, group of persons, or entity designated as the Appeals Administrator pursuant to Section 3.02, or the person, group of persons, or entity to which a designated Appeals Administrator delegates its responsibility for deciding claims pursuant to Section 3.02. The Appeals Administrator is responsible for reviewing adverse benefit determinations under the Plan, as described in DOL Reg. § 2560.503-1(h).
2.03     Base Salary

"Base Salary" means the annual base rate of pay from the Company at which a Participant is employed (excluding Performance Awards, commissions, relocation expenses, and other non-regular forms of compensation) before deductions under (A) deferrals pursuant to Section 4.02 and (B) contributions made on his or her behalf to any qualified plan maintained by any Company or to any cafeteria plan under section 125 of the Internal Revenue Code maintained by any Company.
2.04     Base Salary Deferral

"Base Salary Deferral" means the amount of a Participant's Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his or her Deferral Account pursuant to Section 4.02.
2.05     Beneficiary

"Beneficiary" means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.
2.06     Board

"Board" means the board of directors of Dow Inc.

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2.07     Change of Control

For purposes of this Plan, a "Change of Control" shall be deemed to have occurred upon: (i) the dissolution or liquidation of The Dow Chemical Company; (ii) a reorganization, merger or consolidation of The Dow Chemical Company with one or more corporations as a result of which The Dow Chemical Company is not a surviving corporation; (iii) approval by the stockholders of The Dow Chemical Company of any sale, lease, exchange, or other transfer (in one or series of transactions) of all or substantially all of the assets of The Dow Chemical Company; (iv) approval by the stockholders of The Dow Chemical Company of any merger or consolidation of The Dow Chemical Company in which the holders of the voting stock of The Dow Chemical Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation, or (v) a change of fifty-one percent (51%) (rounded to the next whole person) in the membership of the Board of Directors of The Dow Chemical Company within a twenty-four (24) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of eighty-five percent (85%) (rounded to the next whole person) of the directors still in office who were in office at the beginning of the twenty-four month period.
2.08     Common Stock

"Common Stock" means the common stock of Dow Inc.
2.09     Company

"Company" means The Dow Chemical Company, its successors, any subsidiary or affiliated organizations authorized by the Board or the Administrator to participate in the Plan and any organization into which or with which The Dow Chemical Company may merge or consolidate or to which all or substantially all of its assets may be transferred.
2.10     Deferral Account

"Deferral Account" means the notional account established for record keeping purposes for each Participant pursuant to Article VI.
2.11     Deferral Period

"Deferral Period" is defined in Section 4.02.
2.12     Deferred Amount

"Deferred Amount" is defined in Section 4.02.
2.13     Disabled

"Disabled" or "Disability" means eligibility for disability benefits under the terms of the Long-Term Disability Plan maintained by The Dow Chemical Company.

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2.14     Eligible Compensation

"Eligible Compensation" means any Base Salary, Performance Awards or Other Bonuses and any other monies deemed to be eligible compensation by The Dow Chemical Company.
2.15     Eligible Employee

"Eligible Employee" means a key employee of any Company who:

a.	is a United States employee or an expatriate who is paid from one of The Dow Chemical Company's U.S. entities,

b.	is a member of the functional specialist/functional leader or global leadership job families,

c.	has a job level of 1.2 or higher,

d.	is eligible for participation in the Savings Plan,

e.	is designated by the Administrator as eligible to participate in the Plan as of September 30 for deferral of Base Salary and Performance Awards, and

f.	qualifies as a member of a "select group of management or highly compensated employees" under ERISA.

2.16     ERISA

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
2.17     Fair Market Value

"Fair Market Value" of a share of Common Stock means the closing price of Dow Inc.'s Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date the Fair Market Value is to be determined. The definition of Fair Market Value in this Section 2.17 shall be exclusively used to determine the value of a Participant's Deferral Account under this Plan.
2.18     Form of Payment

"Form of Payment" means payment in one lump sum or in substantially equal monthly, quarterly or annual installments not to exceed 15 years.
2.19     Hardship Withdrawal

"Hardship Withdrawal" means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.
2.20     Hypothetical Investment Benchmark
"Hypothetical Investment Benchmark" shall mean the phantom investment benchmarks which are used to measure the return credited to a Participant's Deferral Account.

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2.21 Initial Claims Reviewer

"Initial Claims Reviewer" means the person, group of persons or entity designated as such pursuant to Section 3.02. The Initial Claims Reviewer is responsible for deciding claims under the Plan, as described in DOL Reg. § 2560.503-1(e) (i.e., first level claims).
2.22     Matching Contribution

"Matching Contribution" means the amount of annual matching contribution that each Company will make to the Plan.
2.23     Other Bonus

"Other Bonus" means the amount awarded to a Participant for a Plan Year under any other incentive plan maintained by any Company that has been established and authorized as eligible for deferral.
2.24     Other Deferral

"Other Deferral" means the amount of a Participant's Other Bonus which the Participant elects to have withheld on a pre-tax basis credited to his or her account pursuant to Section 4.02.
2.25     Participant

"Participant" means any individual who is eligible and makes an election to participate in this Plan by filing a Participation Agreement as provided in Article IV.
2.26     Participation Agreement

"Participation Agreement" means an agreement filed by a Participant in accordance with Article IV.
2.27     Performance Awards

"Performance Awards" means the amount paid in cash to the Participant by any Company in the form of annual incentive bonuses for a Plan Year.
2.28     Performance Deferral

"Performance Deferral" means the amount of a Participant's Performance Award which the Participant elects to have withheld on a pre-tax basis from his or her Performance Award and credited to his or her account pursuant to Section 4.02.
2.29     Phantom Share Units

"Phantom Share Units" means units of deemed investment in shares of Common Stock as determined under Section 6.02(b).

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2.30     Plan

"Plan" means The Dow Chemical Company Elective Deferral Plan (Pre-2005) as set forth herein, together with any and all amendments and supplements hereto.
2.31     Plan Year

"Plan Year" means a twelve-month period beginning January 1 and ending the following December 31.
2.32     Retirement

"Retirement" means normal or early retirement of a Participant from the Companies after attaining age 65 or age 50 with at least ten years of service under the Dow Employees' Pension Plan or any other defined benefit pension plan maintained by a Company under which a Participant is eligible to receive a benefit.
2.33     Savings Plan

"Savings Plan" means The Dow Chemical Company Employees' Savings Plan as it currently exists and as it may subsequently be amended.
2.34     Section 16 Participant

"Section 16 Participant" means an officer or director of Dow Inc. required to report transactions in Dow Inc. securities to the Securities and Exchange Commission pursuant to section 16(a) of the Securities Exchange Act of 1934.
2.35     Termination of Employment

"Termination of Employment" means the cessation of a Participant's services as an employee of the Companies, whether voluntary or involuntary, for any reason other than Retirement, Disability or Death.
2.36     Unforeseeable Emergency

"Unforeseeable Emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Administrator.
2.37     Valuation Date

"Valuation Date" means the last day of each calendar month or such other date as the Administrator in its sole discretion may determine. Effective January 1, 2010, "Valuation Date" means the 4th day of the month or the prior business day of each calendar month or such other date as the Administrator in its sole discretion may determine.

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2.38     VPHR

"VPHR" means the Vice President of The Dow Chemical Company or Dow Inc. with senior responsibility for Human Resources.
A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise. The title of an officer or employee when used in this Plan document shall mean the respective officer or employee of Dow Inc. or The Dow Chemical Company, except where otherwise indicated. The title for a person or entity who is assigned responsibilities under the Plan shall mean any successor title to such position as such title may be changed from time to time.

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ARTICLE III

ADMINISTRATION
3.01     Duties and Powers of the Administrator

The Administrator shall be responsible for the administration of the Plan and shall see that the Plan is carried out in accordance with its terms.
Except as provided in Section 3.02, the responsibility and authority of the Administrator shall include, but shall not be limited to, the following duties and powers:

a.	To promulgate and enforce such rules and regulations and prescribe the use of such forms as he shall deem necessary or appropriate for the proper and efficient administration of the Plan;

b.	To interpret the Plan and to resolve any possible ambiguities, inconsistencies and omissions therein or therefrom;

c.	To decide all questions concerning the Plan;

d.	To prepare and disseminate communications to Participants and Beneficiaries as are necessary or appropriate to properly administer the Plan; and

e.
To retain third party administrators, consultants, accountants and other individuals or entities as he deems necessary or advisable to assist him in fulfilling his responsibilities under the Plan, consistent with The Dow Chemical Company's guidelines on hiring and retention of outside service providers; and monitor the performance of such individuals and entities, decide whether to discontinue the services of such individuals and entities, and make payment to such individuals and entities in accordance with the terms of the plan document.

3.02     Designation of Additional Administrators and Delegation of Administrative Responsibilities

Dow Inc., as the plan sponsor, may designate one or more persons or entities to serve as an Administrator, an Appeals Administrator or an Initial Claims Reviewer, through an action of the Board or through a written designation signed by the VPHR or the Global Benefits Director, each acting individually, or such other person as the Board shall designate. Such designation shall set forth in general or specific terms such person's or entity's responsibilities and authority.
In addition, each Administrator, Appeals Administrator and Initial Claims Reviewer may designate other persons to carry out its responsibilities under the Plan in a writing that sets forth the responsibilities assigned to the delegee and, if applicable, the period for which such delegation shall be in effect.

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3.03     Decisions of Administrators

a.
Each Administrator shall have the sole and absolute discretion to interpret the plan document, make findings of fact, operate, administer and decide any matters arising with respect to the Plan, and may adopt such rules and procedures as it deems necessary, desirable or appropriate in the administration of the Plan. All rules and decisions of such Administrators shall be conclusive and binding on all persons having an interest in the Plan.

b.
Any determination by an Administrator shall be binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence presented to the Administrator at the time of its determination.

3.04     Indemnification of Administrators

Dow Inc. agrees to indemnify and to defend to the fullest extent permitted by law any employee or former employee of the Company or entity within the Company's controlled group (a controlled group of corporations within the meaning of section 414(b) or section 414(c) of the Internal Revenue Code) who is serving or has served as an Administrator or who is acting or has acted on behalf of an Administrator against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by Dow Inc.) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

3.05     Claim Procedure

If a Participant or Beneficiary ("claimant") makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. Benefits under this Plan shall be payable only if the Initial Claims Reviewer or the Appeals Administrator, as the case may be, determines, in its sole discretion, that a claimant is entitled to them.

a.
All initial claims for benefits under this Plan shall be sent to the Initial Claims Reviewer. If the Initial Claims Reviewer determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Initial Claims Reviewer shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of receipt of the claim unless the Initial Claims Reviewer determines that additional time, not exceeding 90 additional days, is needed and so notifies the claimant in writing before the expiration of the initial 90 day period. Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered. A written notice of denial of benefits shall (i) state specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) describe any additional material or information that is necessary to support the claimant's claim and an explanation of why such material or information is necessary, and (iv) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records

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or other information relevant (as defined by Department of Labor Regulation section 2560.503-1(m)) to the claim. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including the right to bring a civil action under section 502(a) of ERISA following exhaustion of review procedures set forth herein.

b.
The claimant may within 60 days after notice of the denial submit, in writing, to the Appeals Administrator a notice that the claimant contests the denial of his or her claim and desires a further review by the Appeals Administrator. During the review process, the claimant has the right to submit written comments, documents, records and other information relating to the claim for benefits, which the Appeals Administrator shall consider without regard to whether the items were considered upon the initial review. The Appeals Administrator shall within 60 days thereafter review the claim and authorize the claimant to, upon request and free of charge, have reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation section 2560.503-1(m)) to the claim. The Appeals Administrator will render a final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Appeals Administrator determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant in writing before the expiration of the initial 60 day period. In no event shall the Appeals Administrator render a final decision later than the initial 60 days plus the possible additional 60 days following receipt of the claimant's appeal. Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered. A written notice of denial of benefits upon review shall (i) state specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, and (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation section 2560.503-1(m)) to the claim. Such notice shall, in addition, inform the claimant of the right to bring a civil action under section 502(a) of ERISA. If such determination is adverse to the claimant, it shall be binding and conclusive unless the claimant notifies the Appeals Administrator within 90 days after the mailing or delivery to him or her by the Appeals Administrator of its determination that he or she intends to institute legal proceedings challenging the determination of the Appeals Administrator, and actually institutes such legal proceeding within the applicable limitations period described in Section 3.06 below.

3.06     Commencement of Legal Action

A claim for benefits under the Plan (including a claim that the claimant is eligible to participate in the Plan) may not be filed in any court:

a.	until the claimant has exhausted the claims review procedures described in Section 3.05 above, including complying with the 90-day notice requirement in Section 3.05(b), and

b.	unless such claim is filed in a court with jurisdiction over such claim the earlier of:

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1.	180 days after the mailing or delivery of the adverse determination by the Appeals Administrator, or

2.
two (2) years after (i) the date the first benefit payment was allegedly due, or (ii) the date the Plan first repudiated its alleged obligation to provide such benefits or coverage (regardless of whether such repudiation occurred before or during the administrative review process), whichever is earlier.

This limitations period replaces and supersedes any limitation period ending at a later time that might otherwise be deemed applicable under state or federal law in the absence of this Section 3.06.

3.07     Forum Selection

To the fullest extent permitted by law, any putative class action lawsuit relating to the Plan shall be filed in the jurisdiction in which the Plan is principally administered or the jurisdiction in which the largest number of putative class members resides. If any such putative class action is filed in a different jurisdiction, or if any non-class action filed in a different jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, all parties to such action that are related to the Plan (such as the Administrator) and all alleged Participants and Beneficiaries shall take all necessary steps to have the action removed to, transferred to or re-filed in a jurisdiction described in the first sentence of this Section 3.07. This forum selection provision is waived if no party invokes it within 120 days of the filing of a putative class action or the assertion of class action allegations. This provision does not relieve any putative class member from any obligation existing under the Plan or by law to exhaust administrative remedies before initiating litigation.

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ARTICLE IV

PARTICIPATION

4.01     Participation

Participation in the Plan shall be limited to Eligible Employees who elect to participate in this Plan by filing a Participation Agreement with the Administrator. A Participation Agreement must be filed on or prior to the November 30 immediately preceding the Plan Year for which it is effective. The Administrator shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for Participants. Notwithstanding the foregoing, the Retirement Board, in its sole discretion, may permit a newly eligible Participant to submit a Participation Agreement within 30 days of that employee becoming eligible, and deferrals shall commence as soon as practical thereafter. An individual shall not be eligible to elect to participate in this Plan unless the individual is a Participant for the Plan Year for which the election is made. In the event a Participant transfers to a subsidiary of any Company and such subsidiary does not participate in the Plan, the Participant's Deferred Amount shall cease, and the Participant's Deferral Account shall remain in effect until such time as the benefits are distributed as originally elected by the Participant in the Participation Agreement.
4.02     Contents of Participation Agreement

Subject to Article VII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the "Deferred Amount"), expressed as either a dollar amount or a percentage of the Base Salary and Performance Awards for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year or performance period shall not be less than 5% (in 5% increments) of Base Salary and/or 5% (in 5% increments) of Performance Award/Other Bonus; (ii) the maximum Deferred Amount for any Plan Year or performance period shall not exceed 50% of Base Salary and 85% of Performance Award/Other Bonus; (iii) the period after which payment of the Deferred Amount is to be made or begin to be made (the "Deferral Period"), which shall be (A) a specific future year, not greater than the year the Participant reaches age 70 ½ or (B) the period ending upon the Retirement or prior termination of employment of the Participant; and (iv) the form in which payments are to be made, which may be a lump sum or in substantially equal monthly, quarterly or annual installments not to exceed 15 years. Participation Agreements are to be completed in a format specified by the Administrator.
4.03     Modification or Revocation of Election by Participant

A Participant may not change the amount of his or her Deferred Amount during a Plan Year. A Participant's Participation Agreement may not be made, modified or revoked retroactively, nor may a deferral period be shortened or reduced except as expressly provided in this Plan. For deferrals to occur from Performance Awards, the Participant must be actively employed, an eligible retiree or a member of an entire class of employees identified by the Administrator as eligible under Section 7.10.

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ARTICLE V

DEFERRED COMPENSATION

5.01     Elective Deferred Compensation

Except for Section 16 Participants, the Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited to the Participant's Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. For Section 16 Participants who elect to direct their Deferred Amount to the Hypothetical Investment Benchmark of the Dow Inc. Stock Index Fund only, the Deferred Amount of that Participant with respect to each Plan Year of participation shall be credited to the Participant's Deferral Account in the Hypothetical Investment Benchmark of 125% of Ten Year Treasury Notes as and when such Deferred Amount would otherwise have been paid to the Participant; on a quarterly basis (on the last business day of the months of March, June, September and December), such Deferred Amount shall be reallocated to the Hypothetical Investment Benchmark of the Dow Inc. Stock Index Fund. If a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay or transfer the Deferred Amounts for all such Company's Participants to The Dow Chemical Company as and when the Deferred Amounts are withheld from a Participant's Base Salary, Performance Award or Other Bonus. Such forwarded Deferred Amounts will be held as part of the general assets of The Dow Chemical Company. The earnings based on a Participant's investment selection among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the VPHR, Global Benefits Director, Chief Financial Officer, or Global Director of Portfolio Investments, each acting individually, or their respective delegates, from time to time, shall be borne by The Dow Chemical Company. To the extent that any Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.
5.02     Vesting of Deferral Account

Except as provided in Sections 7.03 and 7.15, a Participant shall be 100% vested in his or her Deferral Account as of each Valuation Date.

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ARTICLE VI

MAINTENANCE AND INVESTMENT OF ACCOUNTS

6.01     Maintenance of Accounts

Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods and/or forms of payment. A Participant's Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrator shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 6.02 and Section 7.03 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.
6.02     Hypothetical Investment Benchmarks

a.
Direction of Hypothetical Investments. Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the VPHR, Global Benefits Director, Chief Financial Officer, or Global Director of Portfolio Investments, each acting individually, or their respective delegates, from time to time, and in accordance with such rules, regulations and procedures as the Administrator may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant's investment elections shall begin to accrue as of the date such Participant's Deferred Amounts are credited to his or her Deferral Accounts. Participants, except for Section 16 Participants, can reallocate among the Hypothetical Investment Benchmarks on a daily basis. Section 16 Participants can reallocate among the Hypothetical Investment Benchmarks in accordance with such rules, regulations and procedures as the Administrator may establish from time to time.

b.	Dow Inc. Stock Index Fund and DowDuPont Inc. Stock Index Fund.

i.
The Hypothetical Investment Benchmarks available for Deferral Accounts will include the "Dow Inc. Stock Index Fund." The Dow Inc. Stock Index Fund will consist of deemed investments in shares of Dow Inc. Common Stock, including reinvestment of dividends and stock splits, without brokerage fees. Deferred Amounts that are deemed to be invested in the Dow Inc. Stock Index Fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account. The portion of any Deferral Account that is invested in the Dow Inc. Stock Index Fund shall be credited, as of each dividend payment date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record

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dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

ii.
When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in the Dow Inc. Stock Index Fund is to be made, the balance in such a Deferral Account shall be determined by multiplying the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution by the number of Phantom Share Units to be reallocated or distributed. Upon a distribution, the amounts in the Dow Inc. Stock Index Fund shall be distributed in the form of cash having a value equal to the Fair Market Value of a comparable number of actual shares of Common Stock.

iii.
In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, or other change in the corporate structure of Dow Inc. affecting Common Stock, or a sale by Dow Inc. of all or part of its assets, or any distribution to stockholders other than a normal cash dividend, then the Administrator may make appropriate adjustments to the number of deemed shares credited to any Deferral Account. The determination of the Administrator as to such adjustments, if any, to be made shall be conclusive.

iv.
Notwithstanding any other provision of this Plan, the Administrator shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is deemed to be an exempt purchase for purposes of such section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

v.
The Hypothetical Investment Benchmarks available for Deferral Accounts shall also include the "DowDuPont Inc. Stock Index Fund," but only to the extent that a Participant's Deferral Account is deemed to be invested in DowDuPont Inc. common stock prior to the Spinoff Date (as defined in Article I). The DowDuPont Inc. Stock Index Fund will consist of deemed investments in the common stock of DowDuPont Inc. or any successor thereto (as determined by the Administrator in its sole discretion), including stock splits but not dividends. Dividends shall be deemed to be invested in the same manner as under the Savings Plan. Similar rules and procedures as described in this Section 6.02(b) with respect to the Dow Inc. Stock Index Fund shall apply with respect to the DowDuPont Inc. Stock Index Fund and its successors, to the extent required by section 16(b) of the Securities Exchange Act of 1934, as amended, or by rules established by the Administrator. For the avoidance of doubt: (A) a Participant may not direct that any amounts allocated to his Deferral Account after the Spinoff Date will be deemed to be invested in the DowDuPont Inc. Stock Index Fund or any successor thereto; and (B) amounts deemed to be invested in the DowDuPont Inc. Stock Index Fund prior to the Spinoff Date may continue to be deemed to be so invested following the Spinoff Date in accordance with rules established by the Administrator.

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6.03     Statement of Accounts

Each Participant shall be issued quarterly statements of his or her Deferral Account(s) in such form as the Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account(s) as of the end of the most recently completed quarter.

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ARTICLE VII

BENEFITS
7.01     Time and Form of Payment.

At the end of the Deferral Period for each Deferral Account, The Dow Chemical Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement. If the Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay the balance of such Participant's Deferral Account, pursuant to the terms of the Plan, and The Dow Chemical Company shall reimburse such Company for any such payments. If the Participant has elected to receive payments from a Deferral Account in a lump sum, The Dow Chemical Company (or any other Company as described above) shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) in a lump sum in cash on the January 31st after the end of the Deferral Period, and/or as soon as administratively feasible in the year of the payment of the Performance Award for the Performance Award deferral. If a Participant has elected in a Participation Agreement to have a Deferral Account be distributed in installment payments, each installment payment shall equal the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date, times a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments. The first such installment shall be paid on the January 31st after the end of the Deferral Period. Each subsequent installment shall be paid on or about the succeeding anniversary of such first payment or in monthly or quarterly intervals, if selected. Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).
For Participants who elect to commence distribution of benefits upon Retirement, the lump sum cash payment or the first installment shall be paid on the January 31st after Retirement, and/or as soon as administratively feasible in the year of the payment of the Performance Award for the Performance Award deferral.
Notwithstanding any of the foregoing, Deferral Account distributions must begin no later than the April 1st after the calendar year in which the Participant reaches age 70 ½.
7.02     Changing Form of Benefit

Participants may elect an alternative form of payout as available under Section 7.01 by written election filed with the Administrator; provided, however, that the Participant files the election in the prior tax year and at least six (6) months prior to the first day of the month in which payments are to commence. Distribution change elections for payments commencing in January must be made no later than June 30 of the prior calendar year.
Effective January 1, 2010, Participants may no longer elect to change their benefits to quarterly installments.
If the Participant files the election in the year that the benefit payments are to commence or in the prior year but less than six (6) months prior to the date of benefit commencement, the Participant will have his or her Deferral Account reduced by ten percent (10%) at the Valuation Date immediately

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prior to commencement of payments, and, for future deferrals only, all Participation Agreements previously filed by such Participant shall be null and void after such election is filed (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been complete, and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such election is made.
7.03     Matching Contribution

Each Participant who elects to make deferrals of Eligible Compensation to the Plan will be credited with a Matching Contribution utilizing the same formula authorized under the Savings Plan for employer matching contributions. For purposes of calculating the match under this Plan, The Dow Chemical Company will assume each Participant is contributing the maximum allowable amount to the Savings Plan and receiving a match thereon. This assumed match from the Savings Plan will be offset from the Matching Contribution calculated under provisions of this Plan. Notwithstanding the foregoing, the sum of the Matching Contribution under the Plan plus the assumed employer matching contributions under the Savings Plan may not exceed fifteen thousand dollars ($15,000) in each Plan Year. The amount of the Matching Contribution may be based on a formula that takes into account a Participant's overall compensation and may be subject to maximum or minimum limitations. The Matching Contribution shall be credited to the Deferral Account as soon as administratively feasible within the first 60 days of the following Plan Year. The Matching Contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in Section 6.02 in the same proportion as the elections made by the Participant governing the Base Salary deferrals of the Participant. The Matching Contribution shall be distributed to the Participant according to the election made by the Participant governing his or her Base Salary deferrals and will vest one hundred percent (100%) on the date credited to the Participant's account.
If a Participant is employed by a Company, other than The Dow Chemical Company, an amount equal to all Matching Contributions credited to Participants of such Company shall be paid or transferred in full by such Company to The Dow Chemical Company as of the date such Matching Contribution is credited to a Participant's Deferral Account. The Dow Chemical Company shall hold such amounts as part of the general assets of The Dow Chemical Company.
7.04     Retirement

Subject to Section 7.01 and Section 7.11 hereof, if a Participant has elected to have the balance of his or her Deferral Account distributed upon Retirement or after a Specific Future Year, the account balance of the Participant (determined as of the most recent Valuation Date preceding the end of the Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Notwithstanding any of the foregoing, Deferral Account distributions must begin no later than the April 1st after the calendar year in which the Participant reaches age 70 ½.
7.05     Distributions after Specific Future Year

Subject to Section 7.01 and Section 7.11 hereof, if a Participant has elected to defer Eligible Compensation under the Plan until a stated future year, the account balance of the Participant

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(determined as of the most recent Valuation Date preceding such Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Notwithstanding any of the foregoing, Deferral Account distributions must begin no later than the April 1st after the calendar year in which the Participant reaches age 70 ½.
7.06     Pre-Retirement Survivor Benefit

If a Participant dies prior to Retirement and prior to receiving full payment of his or her Deferral Account(s), The Dow Chemical Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant's Beneficiary or Beneficiaries (as the case may be) according to the form elected by the Participant as a part of the Participation Agreement. If a Participant was employed at a Company other than The Dow Chemical Company, such Company shall pay the remaining balance of such deceased Participant's Deferral Account in accordance with the preceding sentence and The Dow Chemical Company shall reimburse the Company for such payment. In the event that installment payments are elected, The Dow Chemical Company shall continue to credit interest on the unpaid balance of the Deferral Account subject to Section 6.02(a) hereof, based on the Participant's investment elections. A Participant's Beneficiary may request acceleration of timing and form of payment by filing a written designation with the Administrator within 60 days of the death of the Participant, provided that such change shall not be effective until the January 31st after the calendar year of the Participant's death.
7.07     Post-Retirement Survivor Benefit

If a Participant dies after Retirement and prior to receiving full payment of his or her Deferral Account(s), The Dow Chemical Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant's Beneficiary or Beneficiaries (as the case may be) according to the form elected by the Participant as a part of the Participation Agreement. If a Participant was employed at a Company other than The Dow Chemical Company, such Company shall pay the remaining balance of such deceased Participant's Deferral Account in accordance with the preceding sentence, and The Dow Chemical Company shall reimburse such Company for such payments. In the event that installment payments are elected, The Dow Chemical Company shall continue to credit interest on the unpaid balance of the Deferral Account subject to Section 6.02(a) hereof, based on the Participant's investment elections. A Participant's Beneficiary may request acceleration of timing and form of payment by filing a written designation with the Administrator within 60 days of the death of the Participant, provided that such change shall not be effective until the January 31st after the calendar year of the Participant's death.
7.08     Disability

If a Participant suffers a Disability, the Participant's Deferred Amount shall cease, and The Dow Chemical Company (or, a Company other than The Dow Chemical Company, if the Participant is employed at a Company other than The Dow Chemical Company, subject to reimbursement by The Dow Chemical Company) shall pay the benefit described in Section 7.01. A Participant may request acceleration of timing and form of payment by filing a written designation with the Administrator within

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60 days of the determination of Disability of the Participant, provided that such change shall not be effective until the January 31st after the calendar year of the Participant's Disability.
7.09     Termination of Employment
In the event of Termination of Employment which takes place prior to eligibility for Retirement, The Dow Chemical Company (or, a Company other than The Dow Chemical Company, if the Participant is employed at a Company other than The Dow Chemical Company, subject to reimbursement by The Dow Chemical Company) shall pay the benefits described in Section 7.01 in a single lump sum payment as soon as practicable after the Termination of Employment.
7.10     Merger, Joint Venture or Sale of Business Exception

Notwithstanding any of the foregoing, if the Termination of Employment occurs as a direct result of a merger, joint venture or sale of a subsidiary, division, business or other unit of any Company, or as a result of transfer of the Participant to a non-participating subsidiary or joint venture, as determined by the Administrator, the Administrator may, in its sole discretion,

a.
elect to waive the lump sum distribution of benefits for an entire class of affected employees transferring to the joint venture. In cases where this election is made by the Administrator, the Participant's Base Salary Deferrals shall cease and the Participant's Deferral Account shall remain deferred, in accordance with the distribution elected in the Participation Agreement, until the Participant's termination of employment from the joint venture, provided however, the Participant is employed by the joint venture until at least age 50; in cases where the Participant is not 50 years old at the time of termination of employment from the entity, The Dow Chemical Company (or, a Company other than The Dow Chemical Company, it the Participant is employed at a Company other than The Dow Chemical Company, subject to reimbursement by The Dow Chemical Company) shall pay to the Participant a lump sum termination benefit equal to the balance of the Deferral Account as of the Valuation Date. If any Company terminates its ownership interest in the joint venture, the Participant's Deferral Account shall remain deferred, in accordance with the distribution elected in the Participation Agreement, until the Participant's termination of employment from the remaining joint venture partners, provided however, the Participant is employed by the remaining joint venture partners until at least age 50; in cases where the Participant is not 50 years old at the time of termination of employment from the remaining joint venture partners, The Dow Chemical Company (or, a Company other than The Dow Chemical Company, if the Participant is employed at a Company other than The Dow Chemical Company, subject to reimbursement by The Dow Chemical Company) shall pay to the Participant a lump sum termination benefit equal to the balance of the Deferral Account as of the Valuation Date.

b.
elect to waive the lump sum distribution of benefits for an entire class of affected employees of a sale. In cases where this election is made by the Administrator, the Participant's Base Salary Deferrals shall cease and the Participant's Deferral Account shall remain in effect until such time as the benefits are distributed to Participants in accordance with the distribution elected in the Participation Agreement, provided however, the Participant is employed by the

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purchaser until at least age 50; in cases where the Participant is not 50 years old at the time of termination of employment from the purchaser, The Dow Chemical Company (or, a Company other than The Dow Chemical Company, if the Participant is employed at a Company other than The Dow Chemical Company, subject to reimbursement by The Dow Chemical Company) shall pay to the Participant a lump sum termination benefit equal to the balance of the Deferral Account as of the Valuation Date.

c.
elect to permit the Performance Deferral for an entire class of affected employees transferring to the joint venture. In cases where this election is made by the Administrator, the award will be credited to the Participant's Deferral Account and the Participant's Deferral Account shall remain in effect until such time as benefits are distributed to Participants as provided under Section 7.10(a).

d.
elect to permit the Performance Deferral for an entire class of affected employees of a sale. In cases where this election is made by the Administrator, the award will be credited to the Participant's Deferral Account and the Participant's Deferral Account shall remain in effect until such time as the benefits are distributed to Participants as provided under Section 7.10(b).

Participants who retire or terminate after merger, joint venture or sale of a subsidiary, division, business or other unit of any Company, or as a result of transfer of the Participant to a non-participating subsidiary or joint venture, assume the personal responsibility to notify The Dow Chemical Company of their status change. Failure to promptly notify The Dow Chemical Company may result in the loss of earnings beyond the status change date.
7.11     Hardship Withdrawals

Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant's on-going Deferred Amount shall cease and a Participant shall be entitled to early payment of all or part of the balance in his or her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.11. A distribution pursuant to this Section 7.11 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 7.11 shall be made to the Administrator in such form and in accordance with such procedures as the Administrator shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.11 shall be made by the Administrator.
7.12     Voluntary Early Withdrawal

Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant shall be entitled to elect to withdraw all or a portion of the balance in his or her Deferral Account(s) in accordance with this Section 7.12 by filing with the Administrator such form and in accordance with such procedures as the Administrator shall determine from time to time. The amount of this withdrawal must be at least twenty five percent (25%) of the balance of the Deferral Account, or $10,000.00, whichever is less. As soon as practicable after receipt of such form by the Administrator, The Dow

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Chemical Company (or, a Company other than The Dow Chemical Company, if the Participant is employed at a Company other than The Dow Chemical Company, subject to reimbursement by The Dow Chemical Company) shall pay an amount equal to ninety (90) percent of the amount elected for withdrawal (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash, and the Participant shall forfeit the remaining ten percent (10%) of the amount elected for withdrawal. For future deferrals only, all Participation Agreements previously filed by a Participant who elects to make a withdrawal under this Section 7.12 shall be null and void after such election is filed (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such election is made.
7.13    Change of Control

An Eligible Employee may, when completing a Participation Agreement during the enrollment period, elect that, if a Change of Control occurs, the Participant (or after the Participant's death the Participant's Beneficiary) shall receive a lump sum payment of the balance of the Deferral Account within thirty (30) days after the Change of Control. This election may be changed only during a 30-day period ending on November 30 of each calendar year and shall apply to the entire Deferral Account both before and after Retirement. The Deferral Account balance shall be determined as of the most recent Valuation Date preceding the month in which the Change of Control occurs. All Participation Agreements previously filed by a Participant who receives a distribution under this Section 7.13 shall be null and void (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such distribution is made.
7.14     Discretionary Company Contributions

Any Company may at any time contribute a discretionary Company contribution. The amount of the discretionary contribution may vary from payroll period to payroll period throughout the Plan Year, may be based on a formula which takes into account a Participant's overall compensation, and otherwise may be subject to maximum or minimum limitations. The Discretionary Contribution shall be credited to the Deferral Account as soon as administratively feasible following the end of the payroll period. The discretionary contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in Section 6.02 in the same proportion as the elections made by the Participant governing the deferrals of the Participant. The discretionary contribution shall be distributed to the Participant according to the election made by the Participant governing his or her deferrals. The vesting schedule shall be at the sole discretion of the Administrator. If a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay or transfer to The Dow Chemical Company any amounts designated as discretionary Company contributions for all such Participants as of the date such discretionary Company contributions are credited to a Participant's Deferral Account. The Dow Chemical Company shall hold such amounts as part of the general assets of The Dow Chemical Company.

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7.15     Withholding of Taxes

Notwithstanding any other provision of this Plan, any Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

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ARTICLE VIII

BENEFICIARY DESIGNATION

8.01     Beneficiary Designation

Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrator, on such form and in accordance with such procedures as the Administrator shall establish from time to time.
8.02     No Beneficiary Designation

If a Participant or Beneficiary fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant's Beneficiary shall be deemed to be, in the following order:

a.	the spouse of such person, if any;

b.	the children of such person, if any;

c.	the beneficiary of any Company Paid Life Insurance of such person, if any;

d.	the beneficiary of the Executive Life Insurance of such person, if any;

e.	the beneficiary of any Company-sponsored life insurance policy for which any Company pays all or part of the premium of such person, if any; or

f.	the deceased person's estate.

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ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.01     Amendment

The Board or its delegate may amend or modify the Plan at any time, and the President, Chief Financial Officer, VPHR, the Benefits Governance and Finance Committee of The Dow Chemical Company, or Global Benefits Director, each acting individually, may amend or modify the Plan at any time, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.
Notwithstanding the foregoing, an amendment that affects only Section 16(b) Participants shall not be valid unless it is adopted or approved by the Board.
The authority of the President, Chief Financial Officer, VPHR, the Benefits Governance and Finance Committee of The Dow Chemical Company, and Global Benefits Director to amend or modify the Plan under this Section 9.01 may not be delegated.
9.02     Company's Right to Terminate

The Board may at any time terminate the Plan with respect to future Participation Agreements. The Board may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of Dow Inc. or The Dow Chemical Company, and upon any such termination, The Dow Chemical Company shall pay to each Participant (or shall transfer to a Company other than The Dow Chemical Company for payment if the Participant is employed at a Company other than The Dow Chemical Company) the benefits such Participant is entitled to receive under the Plan as monthly installments over a three (3) year period commencing within ninety (90) days (determined as of the most recent Valuation Date preceding the termination date). Any Company may cease participation in the Plan for any reason by notifying Dow Inc. in writing at least 30 days prior to such Company's cessation of participation. Payments to Participants by any such Company will commence in accordance with the terms of the Plan.

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ARTICLE X

MISCELLANEOUS

10.01     Unfunded Plan

This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201, 301 and 401 of ERISA and therefore meant to be exempt from Parts 2, 3 and 4 of Title I of ERISA. All payments pursuant to the Plan shall first be made from the general assets of The Dow Chemical Company, as the entity primarily liable for such payments, and no special or separate fund shall be established or other segregation of assets made to assure payment. As described above, if a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay such Participant's Deferral Account balance to such Participant according to the terms of the Plan, and The Dow Chemical Company shall reimburse such Company for the amount of the payment. In the event The Dow Chemical Company is insolvent or is otherwise unable to make any required payment or reimbursement to a Participant or a Company, the Company (other than The Dow Chemical Company) that employed such Participant shall be secondarily liable for such payments from the general assets of such Company. In the event such Company is also insolvent or is otherwise unable to make any required payment, Dow Inc. shall be liable for such payments from the general assets of Dow Inc. and its consolidated subsidiaries, taken as a whole. No Participant or other person shall have under any circumstances any interest in any particular property or assets of Dow Inc., The Dow Chemical Company or any other Company as a result of participating in the Plan. Notwithstanding the foregoing, The Dow Chemical Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of The Dow Chemical Company's creditors, to assist it in accumulating funds to pay its obligations.
10.02     Nonassignability

Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.
10.03     Validity and Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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10.04     Governing Law

The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, except to the extent preempted by federal law.
10.05     Employment Status

This Plan does not constitute a contract of employment or impose on the Participant or any Company any obligation for the Participant to remain an employee of such Company or change the status of the Participant's employment or the policies of such Company and its affiliates regarding termination of employment.
10.06     Underlying Incentive Plans and Programs

Nothing in this Plan shall prevent any Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which Performance Awards are earned and which are deferred under this Plan.
10.07     Severance

Payments from the Executive Severance Supplement equal to six months' Base Salary will be credited to the Participant's Deferral Account subject to the same earnings methods and distribution elections most recently elected by the Participant governing his or her Base Salary deferrals. The Executive Severance Supplement for individuals who do not have an established Deferral Account will be deemed to be invested using the U.S. Treasury Note Hypothetical Investment Benchmark and a ten year payout distribution election.
10.08     Successors of Dow Inc. and the Company

The rights and obligations of Dow Inc. and The Dow Chemical Company shall inure to the benefit of, and shall be binding upon, the successors and assigns of Dow Inc. and The Dow Chemical Company, respectively.
10.09     Waiver of Breach

The waiver by Dow Inc. or The Dow Chemical Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.
10.10     Notice

Any notice or filing required or permitted to be given to Dow Inc. or The Dow Chemical Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of Dow Inc. or The Dow Chemical Company, as applicable, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

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10.11     Successor Titles or Positions

The title of any person or entity who is assigned responsibilities under the Plan shall include any successor title to such position as such title may be changed from time to time.

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IN WITNESS WHEREOF, Dow Inc. has caused this amended and restated Plan document to be executed in its name and on its behalf by its officers duly authorized on this 1st day of April, 2019.

DOW INC.

/s/ KAREN S. CARTER
By: Karen S. Carter

Its: Chief Human Resources Officer

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APPENDIX A: Hypothetical Investment Benchmarks

Hypothetical funds that align with the funds offered in the Savings Plan are also offered in this plan.
Ten Year U.S. Treasury Notes Plus Fund
The Angus Cash Fund is grandfathered to existing Participants. No new contributions are allowed.

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